Press Release

February 16, 2026
Otter Tail Corporation Announces Annual Earnings and Initiates 2026 Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter and year ended December 31, 2025.
SUMMARY
•Produced annual diluted earnings per share of $6.55.
•Achieved a consolidated return on equity of 16% on an equity ratio of 63%.
•Initiated 2026 diluted earnings per share guidance range of $5.22 to $5.62, a return on equity projection of 12% at the midpoint.
CEO OVERVIEW
"We are pleased with our 2025 financial results as they exceeded our expectations for the year,” said President and CEO Chuck MacFarlane. “Our results are fueled by our team members’ efforts, and I am proud of the ways they delivered for our customers and shareholders amidst dynamic market conditions.
“Throughout 2025, Otter Tail Power navigated a full agenda and our team members rose to the occasion. We made significant progress on a number of our capital projects, including our wind repowering, solar development and large regional transmission projects, all while executing on our regulatory priorities. We filed rate cases in South Dakota and Minnesota for the first time since 2018 and 2020, respectively. Even with the proposed increases, Otter Tail Power will continue to have some of the lowest electric rates in the region and country.
“Otter Tail Power’s capital spending plan for 2026 through 2030 remains robust. We have identified a pipeline of high-quality projects that provide safe, reliable and increasingly clean electric service for our customers. We are reaffirming our five-year rate base compounded annual growth rate of 10 percent.
“Our Manufacturing segment businesses continued to face soft end market demand following a sharp decline in sales volumes beginning in the third quarter of 2024. Our team members did an excellent job aligning our cost structure with the current demand environment while ensuring we remained well-positioned to respond when conditions improved. This positioning became important towards the end of 2025 as customer order activity picked up, enabling us to end the year with momentum.
“Our Plastics segment businesses continued to provide significant value to our organization even as segment earnings receded from record levels last year, and I am proud of how our team members navigated these changing market conditions. We benefitted from increased sales volumes enabled by the incremental production capacity and large-diameter capability added at Vinyltech in late 2024, partially offsetting the impact of lower PVC pipe sales prices. We expect to complete the second phase of our Vinyltech expansion project in early 2026.
“We are initiating our 2026 diluted earnings per share guidance range of $5.22 to $5.62 and affirming our long-term financial targets. The fundamentals of our business and diversified portfolio remain strong and we are confident in our ability to deliver on our growth plan for the benefit of our customers and shareholders. We continue to target a long-term earnings per share growth rate of 7 to 9 percent, resulting in a total shareholder return of 10 to 12 percent.”
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities was $386.0 million in 2025, compared to $452.7 million in 2024. The decrease was primarily driven by higher working capital requirements, including the timing of fuel cost and rider recoveries from our utility customers, and lower earnings.
Investing activities during the year included capital expenditures of $288.1 million. These expenditures were primarily within our Electric segment and included investments in our wind repowering initiatives, solar facilities, and other projects.
Financing activities in 2025 included the issuance of $100.0 million of long-term debt at Otter Tail Power, with the proceeds used to repay short-term borrowings, fund capital investments, and support operating activities. Other financing activities during the year included dividend payments of $88.1 million.
As of December 31, 2025, we had $319.3 million of available liquidity under our credit facilities and $386.2 million of available cash and cash equivalents, for total available liquidity of $705.5 million.

ANNUAL SEGMENT OPERATING RESULTS
Electric Segment

($ in thousands)	2025	2024	$ Change	% Change
Operating Revenues	$566,756	$524,515	$42,241	8.1%
Net Income	97,586	90,963	6,623	7.3

Retail MWh Sales	5,917,736	5,681,268	236,468	4.2%
Heating Degree Days	6,117	5,313	804	15.1
Cooling Degree Days	492	440	52	11.8
The following table shows heating and cooling degree days as a percent of normal.

	2025	2024
Heating Degree Days	97.1%	83.7%
Cooling Degree Days	102.5%	93.8%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2025 and 2024.

	2025 vs Normal	2025 vs 2024	2024 vs Normal
Effect on Diluted Earnings Per Share	$(0.03)	$0.10	$(0.13)
Operating Revenues increased $42.2 million largely due to increased fuel recovery revenues, recovery of our rate base investments, increased residential and commercial sales volumes, and the impact of favorable weather compared to last year. The increase in fuel recovery revenue was driven by increased customer demand as well as higher market energy and natural gas prices. These factors were partially offset by a net decrease in rider revenues resulting from higher production tax credits during the year following the completion of certain of our wind repowering projects and the commencement of tax credit generation which decreased income tax expense and offset rider revenue. These credits are passed through to customers, reducing operating revenue.
Net Income increased $6.6 million primarily due to higher retail revenues, as discussed above, and lower operating and maintenance expenses. These items were partially offset by higher depreciation and interest expense related to our rate base investments and the associated financing costs. In addition, a decrease in pension and postretirement related gains further offset the increase in operating revenues and decrease in operating and maintenance expenses.
Manufacturing Segment

(in thousands)	2025	2024	$ Change	% Change
Operating Revenues	$314,547	$342,592	$(28,045)	(8.2)%
Net Income	11,517	13,681	(2,164)	(15.8)
Operating Revenues decreased $28.0 million primarily driven by a 6% decline in sales volumes, with reductions across several end markets, including agriculture, lawn and garden and recreational vehicles. Sales volumes were negatively affected by soft demand and inventory management efforts by manufacturers and dealers throughout much of the year, continuing a trend that began in the third quarter of 2024. A 1% decrease in steel costs, which are passed through to customers, also contributed to the decrease in operating revenues.
Net Income decreased $2.2 million primarily driven by lower sales volumes, as described above, and higher general and administrative expenses. These impacts were partially offset by higher profit margins from improved production efficiencies and reduced production costs, as we continue to align our cost structure with current demand levels.
Plastics Segment

(in thousands)	2025	2024	$ Change	% Change
Operating Revenues	$422,755	$463,441	$(40,686)	(8.8)%
Net Income	170,400	200,747	(30,347)	(15.1)
Operating Revenues decreased $40.7 million primarily driven by a 15% decline in average sales prices compared to last year. Prices have been declining for several years after peaking in late 2022. The impact of lower sales prices was partially offset by an 8% increase in sales volumes, largely driven by additional production capacity following the completion of the first phase of our expansion project at Vinyltech in late 2024.
Net Income decreased $30.3 million as a result of decreased sales prices, as described above, partially offset by a 14% decrease in PVC resin and other input material costs and the 8% increase in sales volumes.

Corporate

(in thousands)	2025	2024	$ Change	% Change
Net Loss	$(3,610)	$(3,729)	$119	(3.2)%
FOURTH QUARTER OPERATING RESULTS
Consolidated Results

(in thousands, except per share amounts)	2025	2024	$ Change	% Change
Operating Revenues	$308,099	$303,111	$4,988	1.6%
Operating Expenses	240,480	236,287	4,193	1.8
Operating Income	67,619	66,824	795	1.2
Other Expense	6,014	3,821	2,193	57.4
Income Before Income Taxes	61,605	63,003	(1,398)	(2.2)
Income Tax Expense	9,831	8,153	1,678	20.6
Net Income	51,774	54,850	(3,076)	(5.6)
Diluted Earnings Per Share	$1.23	$1.30	$(0.07)	(5.4)%
Electric Segment
Electric segment net income was $26.4 million, a $4.9 million increase from the fourth quarter of 2024. The increase was primarily driven by lower operating and maintenance expenses, higher residential and commercial sales volumes, and the impact of favorable weather compared to the same period last year. These benefits were partially offset by higher depreciation and interest expense associated with our rate base investments and related financing costs.
Manufacturing Segment
Manufacturing segment net income was $2.6 million, an increase of $3.2 million from a net loss of $0.6 million in the fourth quarter of 2024. The increase was primarily driven by an 11% increase in sales volumes and improved profit margins compared to the same period in the prior year. For much of the year, sales volumes were impacted by soft end market demand and inventory destocking by manufacturers and dealers. In the fourth quarter, however, sales volumes increased as customers began replenishing inventories. These favorable impacts were partially offset by higher general and administrative expenses compared to the prior year.
Plastics Segment
Plastics segment net income was $30.4 million, an $8.6 million decrease from the fourth quarter of 2024. The decrease was primarily driven by lower sales prices, which continued to decline throughout the year and were 20% lower in the fourth quarter compared to the same period last year. The impact of lower sales prices was partially offset by decreases in PVC resin and other input material costs and by higher sales volumes. The cost of input materials, including PVC resin, decreased 22% largely due to global supply and demand dynamics. Sales volumes increased 4% compared to the same period last year, largely driven by our increased production capacity.
Corporate
Corporate net loss was $7.6 million, an increase of $2.6 million from the net loss of $5.0 million in the fourth quarter of 2024. This increase was primarily the result of higher income tax expense, driven by higher state income taxes compared to last year.
2026 OUTLOOK
We anticipate 2026 diluted earnings per share to be in the range of $5.22 to $5.62. We expect our earnings mix in 2026 to be approximately 49% from our Electric segment and 51% from our Manufacturing and Plastics segments, net of corporate costs. Our anticipated earnings mix in 2026 deviates from our long-term expected earnings mix of 70% Electric and 30% Non-Electric as we expect Plastics segment earnings to remain elevated in 2026 compared to our long-term view of normal earnings for this segment.
The segment components of our 2026 diluted earnings per share guidance compared with actual earnings for 2025 are as follows:

	2025 EPS by Segment	2026 EPS Guidance
		Low	High
Electric	$2.32	$2.61	$2.69
Manufacturing	0.27	0.26	0.32
Plastics	4.05	2.49	2.71
Corporate	(0.09)	(0.14)	(0.10)
Total	$6.55	$5.22	$5.62
Return on Equity	15.6%	11.5%	12.3%

The following items contribute to our 2026 earnings guidance:
Electric Segment - We expect segment earnings to increase 14% in 2026 based on the following:
•Returns generated from an increase in average rate base of 14% in 2026.
•Interim revenues commencing January 1, 2026 from our general rate case filed in Minnesota and anticipated final rates from our South Dakota general rate case.
•Increased operating and maintenance expenses from higher labor costs, planned outage costs at Big Stone Plant, and investments to promote system reliability.
•Increased depreciation and interest expense from our capital investments and associated financing.
Manufacturing Segment - We expect segment earnings to increase 7% in 2026 based on the following assumptions:
•Flat to modest increase in sales volumes in our contract metal fabrication business as conditions in certain end markets remain challenged.
•Increased sales volumes of horticulture products from improved end market conditions.
•Improved productivity partially offset by inflationary cost increases.
Plastics Segment - We expect segment earnings to decline 36% in 2026 based on the following assumptions:
•Continued decline in average product sales prices throughout 2026, as pricing continues to recede from the high point in 2022.
•Increased sales volumes from the new capacity added at our Phoenix facility, partially offset by a subdued housing market.
•Flat raw material costs in 2026 compared to 2025 as global supply and demand factors for PVC resin appear supportive of current pricing.
Corporate Costs - We expect our corporate costs to increase primarily from lower investment income and higher labor costs.
CAPITAL EXPENDITURES
The following provides a summary of actual capital expenditures for the year ended December 31, 2025, and anticipated annual capital expenditures for the next five years, along with average rate base and annual rate base growth of our Electric segment:

(in millions)	2025	2026	2027	2028	2029	2030	Total 2026 - 2030
Electric Segment:
Renewable Generation and Storage	$91	$251	$295	$89	$4	$6	$645
Transmission	50	80	167	167	186	255	855
Distribution	88	55	49	53	54	57	268
Other	42	50	36	24	23	20	153
Total Electric Segment	271	436	547	333	267	338	1,921
Manufacturing and Plastics Segments	17	31	27	29	23	19	129
Total Capital Expenditures	$288	$467	$574	$362	$290	$357	$2,050

Total Electric Utility Average Rate Base	$2,108	$2,403	$2,773	$3,108	$3,260	$3,423
Annual Rate Base Growth	11.4%	14.0%	15.4%	12.1%	4.9%	5.0%
Our updated five-year capital expenditure plan includes Electric segment investments in solar and battery storage resources, transmission and distribution assets, and investments in system reliability and technology. Our Electric segment capital expenditure plan produces a compounded annual growth rate on average rate base of 10% over the next five years and will serve as a key driver in increasing Electric segment earnings over this timeframe. Our capital expenditure plan in our Manufacturing and Plastics segments includes a mix of investments to replace and upgrade existing equipment and investments to add additional capacity or productivity to our operations.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, February 17, 2026, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “confident,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “optimistic,” “opportunity,” “outlook,” “plan,” “possible,” “position,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements.

Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2026 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures; rate base levels and rate base growth; risks associated with energy markets; the availability and pricing of resource materials; inflationary cost pressures; attracting and maintaining a qualified and stable workforce; changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin; long-term investment risk; seasonal weather patterns and extreme weather events; future business volumes with key customers; reductions in our credit ratings; our ability to access capital markets on favorable terms; assumptions and costs relating to funding our employee benefit plans; our subsidiaries’ ability to make dividend payments; cybersecurity threats or data breaches; the impact of government executive orders, legislation and regulation including foreign trade policy; environmental, health and safety laws and regulations; changes in tax laws and regulations; the impact of climate change including compliance with legislative and regulatory changes to address climate change; expectations regarding regulatory proceedings, assigned service areas, the construction of major facilities, capital structure, and allowed customer rates; actual and threatened claims or litigation; and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Investor Contacts:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per-share amounts)	2025	2024	2025	2024
Operating Revenues
Electric	$149,708	$139,818	$566,756	$524,515
Product Sales	158,391	163,293	737,302	806,033
Total Operating Revenues	308,099	303,111	1,304,058	1,330,548
Operating Expenses
Electric Production Fuel	18,993	15,936	75,048	60,945
Electric Purchased Power	22,796	19,055	78,658	61,561
Electric Operating and Maintenance Expense	47,479	54,055	184,310	190,422
Cost of Products Sold (excluding depreciation)	91,113	91,560	402,664	434,522
Nonelectric Selling, General, and Administrative Expenses	26,132	24,169	82,566	80,065
Depreciation and Amortization	29,731	27,541	118,107	107,121
Electric Property Taxes	4,236	3,971	17,023	15,662
Total Operating Expenses	240,480	236,287	958,376	950,298
Operating Income	67,619	66,824	345,682	380,250
Other Income and (Expense)
Interest Expense	(12,163)	(10,591)	(47,226)	(41,815)
Nonservice Components of Postretirement Benefits	894	2,412	3,334	9,609
Other Income (Expense), net	5,255	4,358	20,487	18,848
Income Before Income Taxes	61,605	63,003	322,277	366,892
Income Tax Expense	9,831	8,153	46,384	65,230
Net Income	$51,774	$54,850	$275,893	$301,662

Weighted-Average Common Shares Outstanding:
Basic	41,877	41,801	41,864	41,778
Diluted	42,149	42,088	42,117	42,072
Earnings Per Share:
Basic	$1.24	$1.31	$6.59	$7.22
Diluted	$1.23	$1.30	$6.55	$7.17

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,
(in thousands)	2025	2024
Assets
Current Assets
Cash and Cash Equivalents	$386,193	$294,651
Receivables, net of allowance for credit losses	145,496	145,964
Inventories	158,598	148,885
Investments	54,311	753
Regulatory Assets	20,437	9,962
Other Current Assets	34,690	29,826
Total Current Assets	799,725	630,041
Noncurrent Assets
Investments	78,823	121,177
Property, Plant and Equipment, net of accumulated depreciation	2,876,685	2,692,460
Regulatory Assets	86,062	98,673
Intangible Assets, net of accumulated amortization	4,642	5,743
Goodwill	37,572	37,572
Other Noncurrent Assets	80,770	66,416
Total Noncurrent Assets	3,164,554	3,022,041
Total Assets	$3,964,279	$3,652,082

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$60,242	$69,615
Current Maturities of Long-Term Debt	79,951	—
Accounts Payable	93,606	113,574
Accrued Salaries and Wages	35,666	34,398
Accrued Taxes	18,460	17,314
Regulatory Liabilities	16,600	29,307
Other Current Liabilities	46,433	45,582
Total Current Liabilities	350,958	309,790
Noncurrent Liabilities and Deferred Credits
Pension Benefit Liability	32,376	32,614
Other Postretirement Benefits Liability	31,813	27,385
Regulatory Liabilities	297,398	288,928
Deferred Income Taxes	305,931	267,745
Deferred Tax Credits	14,321	14,990
Other Noncurrent Liabilities	106,156	98,397
Total Noncurrent Liabilities and Deferred Credits	787,995	730,059
Commitments and Contingencies
Capitalization
Long-Term Debt	963,566	943,734
Shareholders’ Equity
Common Shares	209,528	209,140
Additional Paid-In Capital	434,195	429,089
Retained Earnings	1,217,567	1,029,738
Accumulated Other Comprehensive Income	470	532
Total Shareholders' Equity	1,861,760	1,668,499
Total Capitalization	2,825,326	2,612,233
Total Liabilities and Shareholders' Equity	$3,964,279	$3,652,082

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Twelve Months Ended December 31,
(in thousands)	2025	2024
Operating Activities
Net Income	$275,893	$301,662
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	118,107	107,121
Deferred Tax Credits	(669)	(182)
Deferred Income Taxes	33,187	23,057
Investment Gains	(6,701)	(5,482)
Stock Compensation Expense	9,119	9,529
Other, net	(4,040)	(3,111)
Change in Operating Assets and Liabilities:
Receivables	468	11,179
Inventories	(4,751)	3,691
Regulatory Assets	(10,779)	5,194
Other Assets	(3,721)	(11,640)
Accounts Payable	(24,120)	14,826
Accrued and Other Liabilities	7,257	(10,371)
Regulatory Liabilities	2,190	16,821
Pension and Other Postretirement Benefits	(5,455)	(9,563)
Net Cash Provided by Operating Activities	385,985	452,731
Investing Activities
Capital Expenditures	(288,068)	(358,650)
Proceeds from Disposal of Noncurrent Assets	6,925	8,849
Purchases of Investments and Other Assets	(9,581)	(61,573)
Net Cash Used in Investing Activities	(290,724)	(411,374)
Financing Activities
Net Repayments of Short-Term Debt	(9,373)	(11,807)
Proceeds from Issuance of Long-Term Debt	100,000	120,000
Dividends Paid	(88,064)	(78,266)
Payments for Shares Withheld for Employee Tax Obligations	(3,134)	(6,457)
Other, net	(3,148)	(549)
Net Cash Provided by (Used in) Financing Activities	(3,719)	22,921
Net Change in Cash and Cash Equivalents	91,542	64,278
Cash and Cash Equivalents at Beginning of Period	294,651	230,373
Cash and Cash Equivalents at End of Period	$386,193	$294,651

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2025	2024	2025	2024
Operating Revenues
Electric	$149,708	$139,818	$566,756	$524,515
Manufacturing	77,183	66,632	314,547	342,592
Plastics	81,208	96,661	422,755	463,441
Total Operating Revenues	$308,099	$303,111	$1,304,058	$1,330,548

Operating Income (Loss)
Electric	$33,122	$25,680	$121,549	$113,789
Manufacturing	3,717	(606)	16,900	19,092
Plastics	41,212	52,769	231,079	271,905
Corporate	(10,432)	(11,019)	(23,846)	(24,536)
Total Net Income	$67,619	$66,824	$345,682	$380,250

Net Income (Loss)
Electric	$26,376	$21,478	$97,586	$90,963
Manufacturing	2,587	(590)	11,517	13,681
Plastics	30,362	38,919	170,400	200,747
Corporate	(7,551)	(4,957)	(3,610)	(3,729)
Total Net Income	$51,774	$54,850	$275,893	$301,662